EXHIBIT 10.1


                          CONFIDENTIAL SEPARATION AGREEMENT


This Confidential Separation Agreement ("Agreement") is made and entered into this 15 day of August 2000 by and among Applied Biometrics, Inc. all of its subsidiaries, affiliates, members and related entities (collectively: "Company" or "Applied Biometrics"), and Andrew M. Weiss ("Mr. Weiss") as follows:

Applied Biometrics and Mr. Weiss wish to provide for the termination of their employment relationship and all agreements that may have existed between them, and fully and finally to settle any and all disputes Mr. Weiss may have arising out of his employment by Applied Biometrics or the termination of that employment, without any admission of any kind by either party.

All remaining employees of Applied Biometrics are eligible to participate in this group exit incentive. The offer to participate will remain open until October 15, 2000. Attached to this Agreement, as Exhibit 1 is a listing of the job titles and ages of all individuals eligible for this incentive. There are no remaining employees who are not eligible for this incentive.

THEREFORE, in consideration of the promises and agreements set forth in this Agreement, Applied Biometrics and Mr. Weiss agree as follows:

                                       RELEASE

1.    Employment Separation:

      a. Separation: Effective on October 31, 2000, or on an earlier date mutually agreed upon by Mr. Weiss and Applied Biometrics, Mr. Weiss shall have no duties and no authority to make any representations or commitments on behalf of Applied Biometrics as an employee or in any capacity whatsoever. Thereafter, Mr. Weiss shall have no further rights deriving from his employment by Applied Biometrics, and shall not be entitled to any further compensation or non-vested benefits, except as provided in this Agreement.


      b. Consideration: In exchange for the promises and release of claims contained in this Agreement, and subject to its terms, Applied Biometrics agrees to provide Mr. Weiss the following benefits as consideration. If Mr. Weiss elects not to sign the Agreement, Mr. Weiss shall receive only those benefits and payments required by law.

            1)    SEVERANCE PAYMENTS.

                  (a) Applied Biometrics will pay Mr. Weiss as severance a gross amount equal to twelve months ("Severance Period") salary and car allowance. This severance payment will be payable as a lump sum payment, to be paid on the next regularly scheduled payday following the expiration of the rescission period described in


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                        Paragraph 8 of the Agreement, or the last date actually
                        worked by Mr. Weiss, whichever is later. This payment will be subject to all applicable deductions, including federal, state, FICA and other taxes. Mr. Weiss will not be eligible for bonus or bonus payments after his last day of work at the Company. Applied Biometrics will issue an IRS Form W-2 for this payment.

                  (b) BENEFITS PAYMENTS. Applied Biometrics will pay Mr. Weiss a lump sum payment in the amount of $8,200, which equals the cost of maintaining COBRA benefits for Mr. Weiss during the severance period. This payment will be made on the next regularly scheduled payday following the expiration of the rescission period described in Paragraph 8 of the Agreement, or the last date actually worked by Mr. Weiss, whichever is later. To the extent such payments constitute taxable income to Mr. Weiss, Mr. Weiss will pay all associated taxes.

2. Mr. Weiss has the option to assume as primary lessee the Company's lease with Audi Financial Service, account #715119308, ("lease"), associated with a 1999 Audi A6 VIN WAUDA34B7XN076028 ("vehicle") or purchase the vehicle from the Company for $31,480.

      If Mr. Weiss elects to become the primary lessee of the lease, Mr. Weiss agrees to lease the vehicle in an "as is" condition. Mr. Weiss agrees to comply fully with the terms of the lease, including maintaining the vehicle and making all payments required under the lease. Mr. Weiss agrees to defend and indemnify Applied Biometrics against any and all claims and complaints arising from his use of the vehicle, failure to properly maintain the vehicle and/or failure to fully comply with the terms of the lease. Mr. Weiss agrees to maintain insurance on the vehicle as is required by the lease, naming Applied Biometrics as an additional insured.

      Mr. Weiss has until September 15, 2000 to elect either to assume the lease or purchase the vehicle from the Company. If Mr. Weiss does not choose either of the above options, Mr. Weiss agrees to return the vehicle to Carousel Automobiles on or before September 30, 2000.

3. Mr. Weiss certifies that he has reviewed the Agreement provided by Applied Biometrics, given to him on or before August 15, 2000.

      Mr. Weiss has forty-five (45) days to consider whether to accept this Agreement and enter into this Release, and he has been advised to consult with legal counsel of his choice. If he chooses to sign before forty-five
      (45) days have passed, he understands that it is his decision to execute the Agreement early and that Applied Biometrics has made the full forty-five (45) day period available for his to consider the Agreement.

4. Mr. Weiss understands that the offer to accept the Agreement remains in effect for forty-five (45) days after August 15, 2000. After forty-five
      (45) days have passed, this offer


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      expires and Applied Biometrics will be under no obligation to accept the release or to provide any benefits under the Agreement.

5. After considering the Agreement and other relevant matters, Mr. Weiss voluntarily agrees to waive any claims he (or anyone acting in his name or on his behalf) may have against Applied Biometrics relating to his employment with or separation from Applied Biometrics in exchange for the consideration described in Paragraph 1. Mr. Weiss understands that this is a full and complete release and waiver of all claims, complaints, causes of action or demands relating to his employment with and separation from Applied Biometrics that she/he may have against Applied Biometrics, its successors, affiliates or related companies, all directors, officers, employees and agents of Applied Biometrics, as of the date of his signing the Release (the "Claims") based on events occurring up to the date he signs this Agreement.

      Mr. Weiss understands that this Release extends to, but is not limited to, any Claims which he may have for age discrimination or any other form of employment discrimination prohibited under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the American with Disabilities Act, ERISA, the Rehabilitation Act of 1973, the Minnesota Human Rights Act, the Minnesota Human Rights Act, and any other local state or federal anti-discrimination law or ordinance, any applicable wage and hour laws, and for wrongful discharge, breach of contract, breach of any express or implied promise, retaliation, breach of public policy, defamation, negligence or other tortious conduct, or any other theory, whether legal or equitable and including any Claims which could have been asserted to date. Mr. Weiss acknowledges that he has been provided a full opportunity to review and reflect on the terms of this Agreement and to seek legal counsel of his choice, and any and all releases and waivers have been made with advice of counsel. Notwithstanding the provisions of this Paragraph, nothing in this Agreement shall be construed as a waiver by Mr. Weiss or Applied Biometrics of any claim either may have for insurance coverage for defense costs and/or indemnity based on actions performed by Mr. Weiss during his employment at Applied Biometrics. Nothing in this agreement shall be construed as waiving Mr. Weiss's coverage or rights under the Company's Director and Officers Insurance Policy.

6. Mr. Weiss agrees to keep the terms of the Agreement strictly confidential, except that he may disclose the terms of the Agreement to his spouse, his attorney and tax advisor, or as required by law, provided each party to whom disclosure occurs is advised and agrees not to disclose the information further. Mr. Weiss understands and agrees that except as set forth in this paragraph, disclosure in any fashion of the existence of this Agreement or any or all of its terms or conditions shall be a material breach of the Agreement. Mr. Weiss agrees that any breach of this confidentiality provision shall be specifically enforceable by a court of law or equity, and further agrees to indemnify and hold Applied Biometrics harmless for any costs, including reasonable attorneys' fees, incurred in the enforcement of this confidentiality provision.


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7.    Mr. Weiss agrees to refrain from making, or encouraging others to make, any disparaging remarks about Applied Biometrics, including Applied Biometrics' divisions, subsidiaries, affiliates, officers, directors, employees, agents, and locations worldwide.

8. Mr. Weiss acknowledges that he has been provided a full opportunity to review and reflect on the terms of the Agreement and to seek the legal counsel of his choice. Mr. Weiss further acknowledges that he fully understands and accepts the terms of the Agreement, and that he has voluntarily and knowingly given it to Applied Biometrics.

9. Mr. Weiss realizes that he may cancel the Agreement at any time on or before the fifteenth (15th) day following the date on which he signs this Agreement. He understands that if he cancels the Agreement, the Agreement shall not become effective or enforceable and he further understands that Applied Biometrics shall not pay his the consideration set forth in Paragraph 1. To be effective, the decision to cancel must be in writing and delivered to Applied Biometrics personally or by certified mail, to the attention of:

                              Board of Directors
                              Applied Biometrics, Inc.
                              501 East Highway 13, Suite 108
                              Burnsville, MN 55357

10. Proprietary Information. Nothing in this Agreement shall be interpreted as releasing Mr. Weiss from compliance with any Applied Biometrics Confidentiality Agreement (or similar titled agreement) that Mr. Weiss may have executed. Mr. Weiss agrees not to disclose, in any manner to any person, any Applied Biometrics Confidential Information. Mr. Weiss agrees to return all originals and copies of documents containing Confidential Information as well as all documents generated by Mr. Weiss on behalf of Applied Biometrics and all documents relating to the business of Applied Biometrics from any source whatsoever. For purposes of this Agreement, "Applied Biometrics Confidential Information" means any information that Mr. Weiss learned or developed during the course of employment with Applied Biometrics that derives independent economic value from not being generally known, or not being readily ascertainable by proper means, by other persons who can obtain economic value from the disclosure or use of such information. Such information includes, but is not limited to Applied Biometrics' sales information, information about new or future products, Applied Biometrics' marketing plans and goals, lists of Applied Biometrics' customers and the identities of preferred customers, information about customer purchases and preferences, information regarding research and development, information regarding management systems and any other confidential information which provides Applied Biometrics with a competitive advantage.

11. Miscellaneous. Except for agreements described in Paragraph 9, this Agreement constitutes the entire agreement among the parties hereto as to the subject matter hereof and supersedes all other previous written or oral agreements or understandings as to such subject matter. This Agreement may be modified, and the performance of it may be waived only by a writing signed by each of the parties hereto. No parol or other evidence may be offered to add to, contradict or otherwise interpret this Agreement, which all


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      parties agree is clear and concise as to its meaning. This Agreement may be signed in any number of counterparts with the same effect as if the signatures and all such counterparts were on the same instrument. This Agreement shall be construed and enforced in accordance with, and the laws of the State of Minnesota shall govern all questions concerning the construction, validity, interpretation and performance of this Agreement without giving effect to provisions thereof regarding conflict of laws.




        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of this 15 day of August 2000.


Date:   August 24, 2000                  Date:   August 24, 2000
       -------------------------------          -------------------------------
        /s/ Andrew M. Weiss              By:     /s/ Jeffrey Green
       -------------------------------          -------------------------------
        Mr. Andrew M. Weiss                      Director
                                                -------------------------------
                                                 Applied Biometrics, Inc.


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LISTING OF JOB TITLES AND AGES OF ALL EMPLOYEES THAT ARE ELIGIBLE FOR THIS
INCENTIVE

                         JOB TITLE                         AGE
      ----------------------------------------------------------------
        President & Chief Executive Officer                43


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